CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,650,000	$225.06

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated January 28, 2013 (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and the Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$1,650,000 Notes due August 2, 2016 Linked to the Performance of an Equally Weighted Basket of Indices Global Medium-Term Notes, Series A, No. E-7699

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	January 28, 2013

Issue Date:	January 31, 2013

Basket Final Valuation Date:***	July 28, 2016*

Maturity Date:***	August 2, 2016**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	An equally weighted basket of the following equity-based indices (each a “Basket Component” and collectively, the “Basket Components”):

Index	Bloomberg Ticker Symbol	Initial Level
Hang Seng China Enterprises Index	HSCEI <Index>	12,100.08
Hang Seng Index	HSI <Index>	23,671.88
MSCI Taiwan Price Index	TAMSCI <Index>	276.98
MSCI Singapore Index	SIMSCI <Index>	366.66

Upside Leverage Factor:	1.45

Initial Basket Level:	The Initial Basket Level will be set to 100.00 on the Basket Initial Valuation Date.

Final Basket Level:

The Final Basket Level will reflect the Basket Return, as measured from the Basket Initial Valuation Date to the Basket Final Valuation Date and will be calculated as follows:

Initial Basket Level + [Initial Basket Level × Basket Return]

Barrier Level:	75.00, which is equal to 75.00% of the Initial Basket Level, rounded to two decimal places.

Payment at Maturity:

Your payment at maturity will be calculated as follows, in each case subject to our credit risk:

•         If the Final Basket Level is greater than the Initial Basket Level, you will receive a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Basket Return times the Upside Leverage Factor. Accordingly, if the Final Basket Level is equal to or greater than the Initial Basket Level, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × Basket Return × Upside Leverage Factor]

•         If the Final Basket Level is equal to or less the Initial Basket Level but greater than or equal to the Barrier Level, you will receive a cash payment of $1,000.00 per $1,000 principal amount Note.

•         If the Final Basket Level is less than the Barrier Level, you will receive a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Basket Return. Accordingly, if the Final Basket Level is less than the Barrier Level, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × Basket Return]

You will lose some or all of your principal if the Basket Return is less than –25% and, accordingly, the Final Basket Level is less than the Barrier Level. If the Final Basket Level is less than the Barrier Level, your Notes will be fully exposed to the negative performance of the Basket and you may lose up to 100% of the principal amount of your Notes. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Basket Return:	The Basket Return is the arithmetic average of the Basket Component Returns for each Basket Component.

Basket Component Return:	For any Basket Component, the performance of such Basket Component from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	With respect to a Basket Component, the Index Closing Level of such Basket Component on the Basket Initial Valuation Date, as set forth in the table above.

Final Level:	With respect to a Basket Component, the Index Closing Level of such Basket Component on the Basket Final Valuation Date.

Index Closing Level:

With respect to a Basket Component on a valuation date, the official Index Closing Level such Basket Component on that valuation date as displayed on the applicable Bloomberg Professional® service page as set forth in the table above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Index Closing Level of a Basket Component will be based on the alternate calculation as described in “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TMP9 / US06741TMP92

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	2.75%	97.25%
Total	$1,650,000	$45,375	$1,604,625

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.75% of the principal amount of the notes, or $27.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples

Illustrative Calculations of Basket Component Returns, Basket Return, Final Basket Level and Payment at Maturity

The following example sets forth the methodology used to calculate the Basket Component Returns of each Basket Component and the Basket Return. The numbers set forth in the following example, which have been rounded for ease of reference, are purely hypothetical and are provided for illustrative purposes only and do not relate to the actual Index Closing Level of any Basket Component on the Basket Initial Valuation Date or the Basket Final Valuation Date. We cannot predict the Basket Component Returns of any of the Basket Components or the Basket Return.

This example assumes the Index Closing Level of the Basket Components as indicated, an Upside Leverage Factor of 1.45, the Initial Basket Level of 100.00 and the Barrier Level of 75.00.

Basket Component	Initial Level	Final Level	Basket Component Return
Hang Seng China Enterprises Index	12,100.08	13,552.09	12.00%
Hang Seng Index	23,671.88	22,488.29	-5.00%
MSCI Taiwan Price Index	276.98	299.14	8.00%
MSCI Singapore Index	366.66	355.66	-3.00%

Step 1: Calculate the Basket Component Return of each Basket Component.

As the table above demonstrates, the Basket Component Return for each Basket Component will be equal to the performance of the Basket Component from its Initial Level to its Final Level, calculated as follows:

Final Level – Initial Level

Initial Level

Step 2: Calculate the Basket Return.

The Basket Return will be equal to the arithmetic average of the Basket Component Returns for each Basket Component. Assuming the Basket Component Returns set forth in the table above, the Basket Return is therefore equal to 3.00%.

Step 3: Calculate the Final Basket Level.

As set forth on the cover page of this pricing supplement, the Final Basket Level is equal to (a) the Initial Basket Level plus (b) the Initial Basket Level times the Basket Return. Accordingly, the Final Basket Level is calculated as follows:

Initial Basket Level + [Initial Basket Level × Basket Return]

100.00 + [100.00 × 3.00%] = 103.00

Step 4: Calculate the payment at maturity.

As set forth on the cover page of this pricing supplement, if the Final Basket Level is greater than the Initial Basket Level, your payment at maturity per $1,000 principal amount Note will be equal to (a) $1,000 plus (b) $1,000 times the Basket Return times the Upside Leverage Factor. Accordingly, assuming the Final Basket Level set forth above, your payment at maturity will be calculated as follows:

$1,000 + [$1,000 × Basket Return × Upside Leverage Factor]

$1,000 + [$1,000 × 3.00% × 1.45] = $1,043.50

Assuming the Final Basket Level calculated in Step 3 above, therefore, an investor in the Notes will receive (subject to our credit risk) a cash payment of $1,043.50 per $1,000 principal amount Note on the Maturity Date.

Hypothetical Examples of Amounts Payable at Maturity

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical total returns set forth below are based on the Initial Basket Level of 100.00, the Barrier Level of 75.00, and the Upside Leverage Factor of 1.45. The examples below do not take into account any tax consequences from investing in the Notes.

For a detailed description of how the Basket Return, Final Basket Level and payment at maturity will be calculated, please see “Illustrative Calculations of Basket Component Returns, Basket Return, Final Basket Level and Payment at Maturity” above.

Basket Return	Final Basket Level	Payment at Maturity (per $1,000 principal amount Note)	Total Return
50.00%	150.00	$1,725.00	72.50%
40.00%	140.00	$1,580.00	58.00%
30.00%	130.00	$1,435.00	43.50%
20.00%	120.00	$1,290.00	29.00%
10.00%	110.00	$1,145.00	14.50%
5.00%	105.00	$1,072.50	7.25%
3.00%	103.00	$1,043.50	4.35%
0.00%	100.00	$1,000.00	0.00%
-10.00%	90.00	$1,000.00	0.00%
-20.00%	80.00	$1,000.00	0.00%
-25.00%	75.00	$1,000.00	0.00%
-30.00%	70.00	$700.00	-30.00%
-40.00%	60.00	$600.00	-40.00%
-50.00%	50.00	$500.00	-50.00%
-60.00%	40.00	$400.00	-60.00%
-70.00%	30.00	$300.00	-70.00%
-80.00%	20.00	$200.00	-80.00%
-90.00%	10.00	$100.00	-90.00%
-100.00%	0.00	$0.00	-100.00%

Example 1: The level of the Basket increases from an Initial Basket Level of 100.00 to a Final Basket Level of 105.00.

In this case, because the Final Basket Level of 105.00 is greater than the Initial Basket Level of 100.00, the investor receives a payment at maturity of $1,072.50 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Basket Return × Upside Leverage Factor]

$1,000 + [$1,000 × 5.00% × 1.45] = $1,072.50

The total return on the investment of the Notes is 7.25%.

Example 2: The level of the Basket decreases from an Initial Basket Level of 100.00 to a Final Basket Level of 80.00.

Because the Final Basket Level of 80.00 is less than the Initial Basket Level of 100.00 but not less than the Barrier Level of 75.00, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

The total return on investment of the Notes is 0.00%

Example 3: The level of the Basket decreases from an Initial Basket Level of 100.00 to a Final Basket Level of 60.00.

Because the Final Basket Level of 60.00 is less than the Barrier Level of 75.00, the investor is fully exposed to the decline of the Basket from the Initial Basket Level to the Final Basket Level and receives a payment at maturity of $600.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Basket Return]

$1,000 + [$1,000 × -40.00%] = $600.00

The total return on the investment of the Notes is -40.00%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Basket Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof ” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

•

For a description of further adjustments that may affect one or more Basket Components or the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Basket Components. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in Significant Loss; Your Notes Will be Fully Exposed to any Negative Performance of the Basket if the Final Basket Level is Less than the Barrier Level—The Notes do not guarantee any return of principal. Any payment at maturity of the Notes is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be fully exposed to any negative performance of the Basket if the Final Basket Level is less than the Barrier Level. If the Final Basket Level is less than the Barrier Level, you will lose some or all the principal amount of your Notes. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

The Payment at Maturity of Your Notes is Not Based on the Prices of the Basket Components at Any Time Other than the Index Closing Levels of the Basket Components on the Basket Final Valuation Date—The Basket Component Return of each Basket Component (and, in turn, the Basket Return and the Final Basket Level) will be based solely on the Final Level of each Basket Components as compared to the Initial Level of each Basket Components. Therefore, if the price per share of one or more of the Basket Components drops precipitously on the Basket Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the prices of the Basket Components at any time prior to such drop.

•

Changes In The Index Closing Levels of The Basket Components Will Be Weighted and the Weighted Performance of the Basket Components May Offset Each Other—The Notes are linked to an equally weighted basket of indices, as set forth on the cover page of this pricing supplement. Movements in the level of the Basket Components may change such that the performances of each Basket Component over the term of the Notes may or may not correlate with each other. Even if the level of one or more of Basket Components increases from its Initial Level to its Final Level, the levels of the other Basket Components may not increase as much or may even decline. We can make no assurances that the positive performance of any Basket Components from their respective Initial Level to their respective Final Level will be sufficient to offset the negative performance of any other Basket Components that declined from their Initial Level to their Final Level. We can provide no assurances that the Final Basket Level will be greater than either the Initial Basket Level when calculated on the Basket Final Valuation Date.

•

Holding the Notes is not the Same as Owning Directly the Basket Components or the Underlying Constituents of the Basket Components—Holding the Notes is not the same as investing directly in any of the Basket Components or the underlying components of the Basket Components. The return on your Notes will not reflect the return you would realize if you actually purchased the Basket Components or the underlying components of the Basket Components. As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of any of the underlying components of the Basket Components would have.

•

Non-U.S. Securities Market Risks—The stocks underlying the Basket Components are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to an Index that includes these stocks, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of stocks included in the Basket Components will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the Basket Components may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•

Risks Associated with Emerging Markets—Stocks underlying the Basket Components may be issued by foreign companies in emerging markets. As such, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial.

•

No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollars and the currency in which the stocks composing the Basket Components are denominated, although any currency fluctuations could affect the performance of the Basket Components. Therefore, if the applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•

Historical Performance of the Basket Components Should Not Be Taken as Any Indication of the Future Performance of the Basket Components Over the Term of the Notes—The historical performance of a Basket Component is not an indication of the future performance of that Basket Component over the term of the Notes. The historical correlation between Basket Components is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Basket over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Basket Components.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes— The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Unpredictable Factors, Including Economic and Market Factors, Will Impact the Value of the Notes—In addition to the prices of the Basket Components on any day, and in addition to the factors set forth above, the value of the Notes will be affected by a number of unpredictable factors including economic and market factors that interrelate in complex ways and the effect of one factor on the value of the Notes may either offset or magnify the effect of another factor, including:

•	the performance of the Basket, the performance of any of the Basket Components and the volatility of the prices of the Basket Components;

•	the time to maturity of the Notes;

•	the dividend rate on the Basket Components;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	our financial condition and hedging activities;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

The Basket

The return on the Notes is linked to an equally weighted basket of four Asian equity indices: the Hang Seng China Enterprises Index, the Hang Seng Index, the MSCI Taiwan Price Index, and the MSCI Singapore Index.

The Hang Seng China Enterprises Index is intended to track the performance of all the Hong Kong listed H-Shares of Chinese enterprises. H-Shares are Hong Kong listed shares, traded in Hong Kong dollars, of companies incorporated in mainland China. For additional information about the Hang Seng China Enterprises Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—Hang Seng China Enterprises Index” in the accompanying index supplement.

The Hang Seng Index is a free float-adjusted market capitalization weighted stock market index in the Stock Exchange of Hong Kong Limited and purports to be an indicator of the performance of the Hong Kong stock market. For additional information about the Hang Seng Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—Hang Seng Index” in the accompanying index supplement.

The MSCI Taiwan Price Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in Taiwan. The MSCI Singapore Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in Singapore. For additional information about the MSCI Taiwan Index and the MSCI Singapore Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement

Historical Information Regarding the Hang Seng China Enterprises Index

The following graph sets forth the historical performance of Hang Seng China Enterprises Index based on daily closing levels from January 2, 2008 through January 28, 2013. The closing level of the Hang Seng China Enterprises Index closing level on January 28, 2013 was 12,100.08.

We obtained the Index Closing Levels below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of this Basket Component should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Basket Final Valuation Date.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Historical Information Regarding the Hang Seng Index

The following graph sets forth the historical performance of Hang Seng Index based on daily closing levels from January 2, 2008 through January 28, 2013. The closing level of the Hang Seng Index closing level on January 28, 2013 was 23,671.88.

We obtained the Index Closing Levels below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of this Basket Component should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Basket Final Valuation Date.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Historical Information Regarding the MSCI Taiwan Index

The following graph sets forth the historical performance of MSCI Taiwan Index based on daily closing levels from January 2, 2008 through January 28, 2013. The closing level of the Hang Seng China Enterprises Index closing level on January 28, 2013 was 276.98.

We obtained the Index Closing Levels below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of this Basket Component should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Basket Final Valuation Date.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Historical Information Regarding the MSCI Singapore Index

The following graph sets forth the historical performance of MSCI Singapore Index based on daily closing levels from January 2, 2008 through January 28, 2013. The closing level of the MSCI Singapore Index closing level on January 28, 2013 was 366.66.

We obtained the Index Closing Levels below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of this Basket Component should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Basket Final Valuation Date.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent has committed to take and pay for all of the Notes, if any are taken.